Exhibit 99.2

Unaudited pro forma condensed consolidated financial information

     On April 28, 2005, ArQule, Inc. entered into an Agreement of Purchase and Sale whereby we agreed to sell our corporate headquarters in Woburn, Massachusetts to ARE-MA Region No. 20, LLC, an affiliate of Alexandria Real Estate Equities, Inc. (“the Purchaser”), and simultaneously leaseback the facility from the Purchaser. On May 2, 2005, we completed the transaction by conveying the real estate in exchange for the purchase price and entering into a lease with the Purchaser as landlord. Pursuant to the Purchase and Sale agreement, the Purchaser acquired two parcels of land and our headquarters building for approximately $40.1 million. Pursuant to the terms of the lease, we leased our existing facility and the land on which it is situated for a period of ten years at an initial annual rate of approximately $2.9 million, subject to annual escalations. We are also responsible for all real property taxes, and specified insurance and maintenance costs (other than repair for structural elements). We have options to extend the lease for up to an additional ten years at market rates. We will account for the leaseback as an operating lease. We did not lease the remaining adjacent parcel of land conveyed to the Purchaser.

     The following unaudited pro forma condensed consolidated balance sheet gives effect on a pro forma basis of the sale and lease transactions as if they had occurred on March 31, 2005, principally by subtracting from our historical property and equipment balance the net book value of the land and building assets sold to the Purchaser, recording a deferred gain on the sale leaseback (to be recognized over the expected lease term) and reflecting the cash proceeds net of security deposits, first month rental payments and broker commission and closing costs. The following unaudited pro forma condensed consolidated income statements for the year ended December 31, 2004 and for the three months ended March 31, 2005 give effect on a pro forma basis of the sale and leaseback transactions as if they occurred on January 1, 2004, principally by eliminating from our historical financial statements the cost of depreciating the assets sold to the purchaser and adding the cost of the lease expense, adjusted for the amortization of the deferred gain on the sale and leaseback.

     This unaudited pro forma condensed consolidated financial information is presented for informational purposes only and is not necessarily indicative of our future results or the results we would have achieved had the sale and lease transactions occurred at the dates presented. It should be read in conjunction with our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for fiscal year ended December 31, 2004 and our quarterly report on Form 10-Q for the quarter ended March 31, 2005.

ArQule, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
March 31, 2005
(In thousands, except share data)

	ArQule	Pro Forma
	Historical	Adjustments (A)	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$2,000	$37,579	$39,579
Marketable securities	83,497	—	83,497
Accounts receivable	10,536	—	10,536
Prepaid expenses and other current assets	3,542	247	3,789

Total current assets	99,575	37,826	137,401

Property and equipment, net	44,209	(32,970)	11,239
Other assets	748	1,604	2,352

	$144,532	$6,460	$150,992

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$5,853	$646	$6,499
Current portion of long-term debt	118		118
Current portion of deferred revenue	11,673	—	11,673

Total current liabilities	17,644	646	18,290

Restructuring accrual, long-term portion	2,545	—	2,545
Deferred gain on sale leaseback, long-term portion	—	5,814	5,814
Deferred revenue, net of current portion	15,077	—	15,077

Total liabilities	35,266	6,460	41,726

Stockholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 34,783,477 shares issued and outstanding	348	—	348
Additional paid-in capital	300,206	—	300,206
Accumulated other comprehensive loss	(588)	—	(588)
Accumulated deficit	(190,700)	—	(190,700)

Total stockholders’ equity	109,266	—	109,266

	$144,532	$6,460	$150,992

The accompanying notes are an integral part of this unaudited pro forma financial information.

ArQule, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the year ended December 31, 2004
(In thousands, except per share data)

	ArQule	Pro Forma
	Historical	Adjustments (B)	Pro Forma
Revenue
Compound development revenue	$48,675	$—	$48,675
Compound development revenue — related parties	768	—	768
Research and development revenue	5,012	—	5,012

Total revenue	54,455	—	54,455

Costs and expenses:
Cost of compound development revenue	31,233	583	31,816
Cost of compound development revenue-related parties	384	7	391
Research and development	20,287	354	20,641
Marketing, general and administrative	8,982	129	9,111
Restructuring credits	(424)	—	(424)

Total costs and expenses	60,462	1,073	61,535

Loss from operations	(6,007)	(1,073)	(7,080)

Net Investment income	1,086	—	1,086

Net loss	$(4,921)	$(1,073)	$(5,994)

Basic and diluted net loss per share	$(0.17)		$(0.21)

Weighted average common shares outstanding – basic and diluted	28,819		28,819

The accompanying notes are an integral part of this unaudited pro forma financial information.

ArQule, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the three months ended March 31, 2005
(In thousands, except per share data)

	ArQule	Pro Forma
	Historical	Adjustments (B)	Pro Forma
Revenue:
Compound development revenue	$12,290	$—	$12,290
Research and development revenue	1,653	—	1,653

Total revenue	13,943	—	13,943

Costs and expenses:
Cost of compound development revenue	7,352	151	7,503
Research and development	5,853	91	5,944
Marketing, general and administrative	2,684	33	2,717

Total costs and expenses	15,889	275	16,164

Loss from operations	(1,946)	(275)	(2,221)

Net investment income	504	—	504

Net loss	$(1,442)	$(275)	$(1,717)

Basic and diluted net loss per share	$(0.04)		$(0.05)

Weighted average common shares outstanding – basic and diluted	33,040		33,040

The accompanying notes are an integral part of this unaudited pro forma financial information.

ArQule, Inc.
Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

     1. Pro Forma Adjustments

The following adjustments have been made in preparation of the unaudited pro forma condensed consolidated financial information:

A)	These amounts reflect estimated adjustments required to ArQule’s historical balances to reflect the sale of ArQule’s headquarters building and two parcels of land, and the simultaneous leasing of the building and one parcel of land, assuming the transactions were completed on March 31, 2005. The difference between the purchase price, net of broker commission and closing costs, and the net book value of the building and land is deferred, and the short and long term portions of that deferred balance are included in “Accounts payable and accrued liabilities” and “Deferred gain on sale leaseback – long-term portion”, respectively. The net proceeds to ArQule from the sale reflect withholdings for a security deposit and prepayment of the first month’s lease payment, and payments of broker commissions and estimated closing costs.

B)	These amounts reflect estimated adjustments required to ArQule’s historical results to reflect the sale of ArQule’s headquarters building and two parcels of land, and the simultaneous leaseback of the building and one parcel of land, assuming the transactions were completed on January 1, 2004. The adjustments reflect the lease expense, net of the amortization of the deferred gain on sale leaseback, offset by the elimination of depreciation expense, as follows ($000s):

		Amortization
		of deferred
	Gross lease	gain on sale		Total
For the year ended December 31, 2004:	expense	leaseback	Depreciation expense	adjustment

Cost of compound development revenue	$1,855	$(329)	$(943)	$583
Cost of compound development revenue, related parties	23	(4)	(12)	7
Research and development	1,127	(200)	(573)	354
Market, general and administrative	410	(73)	(208)	129

Total	$3,415	$(606)	$(1,736)	$1,073

		Amortization
		of deferred
	Gross lease	gain on sale		Total
For the three months ended March 31, 2005:	expense	leaseback	Depreciation expense	adjustment

Cost of compound development revenue	$470	$(83)	$(236)	$151
Research and development	282	(50)	(141)	91
Market, general and administrative	102	(18)	(51)	33

Total	$854	$(151)	$(428)	$275

Pursuant to the terms of the lease, the initial annual rate lease payment is approximately $2.9 million, subject to annual escalations. The “Gross lease expense” above reflects recognition of the total lease payments due on a straight-line basis over the initial ten year term of the lease. “Amortization of deferred gain on sale leaseback” reflects amortizing an approximate $6.1 million gain on the sale of the building and land on a straight-line basis over the initial ten year term of the lease.